Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ENTERS INTO AN AGREEMENT TO ACQUIRE THE ASSETS OF KLEER LUMBER, INC.

SOUTH JORDAN, UTAH, DECEMBER 17, 2012 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced it has entered into an agreement to acquire the assets of Kleer Lumber, Inc., a manufacturer of high quality and eco-friendly cellular PVC trim board and moulding products. The acquisition of Kleer Lumber will add a full range of cellular PVC products to Headwaters’ Light Building Products offerings, including trim boards, millwork, sheet stock, paneling, and moulding, as well as the company’s recently introduced decking and railing products. Kleer Lumber’s trim boards offer the TruEDGE feature, a proprietary and innovative technology that seals edges, improving trim board performance and appearance. Kleer Lumber’s products are manufactured at its Westfield, Massachusetts manufacturing and research and development facility.

Headwaters believes the demand for cellular PVC building products is growing due to the ability to cut, mill, shape, and install in the same manner as wood products, but with the added benefit of cellular PVC requiring significantly less maintenance than wood.

Headwaters intends to introduce Kleer Lumber’s product offerings into its large, national distribution network, expanding its point of sale locations. In addition, Kleer Lumber primarily distributes its products into independent lumber yards and home improvement centers located in the Northeast and Mid-Atlantic states. Headwaters’ increased access to this distribution channel for its existing products will expand Headwaters’ already extensive light building products distribution network.

Since commencement of operations in 2005, Kleer Lumber has exhibited increasing sales and profit growth despite the recent declines in the broader repair and remodel and new residential construction markets. From 2009 to date, Kleer Lumber’s sales increased at a compound annual growth rate of more than 18%, with sales of approximately $38 million for the twelve months ended October 31, 2012. This increase in sales growth reflects a combination of the introduction of new products and an increase in sales of existing products. The Kleer Lumber acquisition is expected to be immediately accretive to Headwaters’ earnings per share.

Headwaters’ proposed acquisition of Kleer Lumber, which is targeted to close by December 31, 2012, is subject to customary closing conditions. Accordingly, Headwaters cannot be certain that the acquisition will close on this timeframe or at all.

Stifel Nicolaus Weisel served as exclusive financial advisor to Headwaters in connection with the acquisition.

About Headwaters Incorporated

Headwaters Incorporated is dedicated to improving the design, remodeling and construction experience through advancements in construction materials. Headwaters is focused on growing its operations within the light building products and heavy construction material industries. Because of Headwaters’ broad distribution system and superior reputation for quality, it is a market leader in all of its key niche product categories.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sale of its discontinued cleaned coal operations,  the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, discontinued cleaned coal operations, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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